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                                                                EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS




   We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining dated December 11, 1997 pertaining to the SFX Broadcasting, Inc. 1993 through 1997 Stock Option Plans and to the incorporation by reference therein of our report dated February 20, 1997, except for Note 14 as to which the date is March 27, 1997, with respect to the consolidated financial statements and schedule of SFX Broadcasting, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP



New York, New York
December 10,  1997

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